Issuer Free Writing Prospectus
Dated June 28, 2010
Filed Pursuant to Rule 433
Registration Statement No. 333-165532

Second Step Conversion and Offering June 2010

Legal Matters
.This presentation is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy shares of common stock of Colonial Financial Services, Inc. The offer is made only by the prospectus.
Please refer to the prospectus dated May 14, 2010
.Colonial Financial Services, Inc.has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-821-5783.
.The shares of common stock of Colonial Financial Services, Inc. are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Forward Looking Statements
This presentation contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:
.statements of our goals, intentions and expectations;
.statements regarding our business plans, prospects, growth and operating strategies;
.statements regarding the asset quality of our loan and investment portfolios; and
.estimates of our risks and future costs and benefits.
These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
.general economic conditions, either nationally or in our market areas, that are worse than expected;
.competition among depository and other financial institutions;
.inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; .adverse changes in the securities markets;
.changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
.our ability to enter new markets successfully and capitalize on growth opportunities;
.our ability to successfully integrate acquired entities, if any;
.changes in consumer spending, borrowing and savings habits;
.changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board the Securities and Exchange Commission and the Public Company Accounting Oversight Board; .changes in our organization, compensation and benefit plans; and
.changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated bythese forward looking statements. Please see “Risk Factors” beginning on page18 of the prospectus.

Offering Summary

Issuer:
Colonial Financial Services, Inc.
Listing / Ticker:
Nasdaq / “COBK” (1)
Price Per Share:
$10.00
Shares Offered:
2,295,000 –3,105,000 (2)
Gross Proceeds:
$23.0 million -$31.1 million (2)
Subscription & Community Results:
Yet to be announced
Pro Forma Market Capitalization:
$41.7 million -$56.5 million (2)
Maximum Purchase Limitations:
 (Individual / Group)
$300,000 / $1,000,000
Bookrunner:
Stifel, Nicolaus & Company Inc.
Expected Close / Pricing:
Early July 2010
 (1)For the first 20 trading days after the closing, shares will trade under the symbol “COBKD”
(2)Based on the range from the minimum to the maximum of the independent valuation appraisal. Based on offer price of $10.00 pershare.

Company Overview

Company Overview

Company Profile
.Colonial Bank, FSB, founded in 1913, is a federally chartered savings bank headquartered in Vineland, New Jersey
.Reorganized from a mutual institution to a two-tier mutual holding company structure in 2003 and completed minority stock offering in 2005
.Primary business activity is origination of one-to-four-family residential and commercial real estate loans
.Additional business activities include:
•Origination of home equity loans and lines of credit, commercial business loans, construction and land loans, multi-family real estate loans and consumer loans
•Investment in mortgage backed securities and other securities
.At March 31, 2010 Colonial had total assets of $567.9 million, total deposits of $504.0 million and stockholders equity of $46.6 million

Franchise Overview
Main Office2745 South Delsea DriveVineland, NJ
Branch Offices
Vineland:
1771 South Lincoln Avenue125 West Landis Avenue
Bridgeton:
85 West Broad Street
Cedarville:
339 Main Street
Mantua:
227 Bridgeton Pike
Sewell:
271 Lambs Road
Upper Deerfield:
1245 Highway 77

Millville:
1107 North High Street

Market Area Overview
.Colonial Savings Bank operates 8 branch offices in Gloucester and
Cumberland counties in New Jersey
.Located in close proximity to several major urban centers
•Philadelphia, Pennsylvania
•Atlantic City, New Jersey
•Wilmington, Delaware
.As suburban communities to these urban centers, the market area has displayed stability in the recent environment and the outlook remains strong
•Median household income growth is expected to exceed both the state of New Jersey and the nation as a whole
.Broad range of employers. Key industries include:
•Federal, state and local governments
•Healthcare
•Retail
•Higher education
•Agriculture
•Food processing

Source: SNL Financial

Reasons for the Conversion

.Improve capital strength in an uncertain economic and regulatory environment
.Support internal growth through increased lending in the communities served
.Enhance existing products and services to meet the needs of the markets served
.Assist in managing interest rate risk
.Improve the liquidity of our shares of common stock and enhance stockholder returns through more flexible capital management strategies
.Support acquisitions of financial institutions as opportunities arise

Experienced Management Team
.Colonial’s management team is comprised of experienced individuals that have operated through various credit cycles and have executed Colonial’s organic and strategic growth strategy
•Management team keenly focused on the initiative to improve profitability

Years of
Name Position Experience Albert A. Fralinger, Jr. Chairman of the Board 40Gregory J. Facemyer, CPA Vice Chairman of the Board 30 Edward J. Geletka President and Chief Executive Officer 30 L. Joseph Stella, III, CPA Executive Vice President and Chief Financial Officer 25 William F. Whelan Executive Vice President and Chief Operations Officer 32 Richard W. Dapp Senior Vice President and Chief Credit Officer 27

Business Strategy
.Implement a controlled growth strategy to prudently increase profitability and enhance shareholder value
.Maintain strong asset quality through conservative underwriting and aggressive monitoring of assets
.Emphasize lower cost core deposits
.Expand franchise through selective de novo branching
.Capitalize on existing infrastructure and management’s knowledge of the local banking environment

Financial Highlights

Loan Portfolio Composition
Composition at March 31, 2010
CRE and Commercial Portfolio
.Over the past several years, Colonial has focused on bolstering its commercial portfolio
.Recent growth in the commercial portfolio has slowed as Colonial aims to capitalize on this growth and improve profitability
.Going forward, management intends to limit its non-residential portfolio to 275% of core capital
15
Multifamily1%
CRE33%
Commercial6%
Home Equity11%
1-4 Family45%
Other
Consumer1%
C & D3%
Dollars in thousands
$39,186$55,606$81,983$97,075$108,372$7,337$12,600$17,177$17,864$19,344$0$20,000$40,000$60,000$80,000$100,000$120,000$140,00012/31/0612/31/0712/31/0812/31/093/31/10CRECommerical

Loan Portfolio Composition
Composition at March 31, 2010
CRE and Commercial Portfolio
.Over the past several years, Colonial has focused on bolstering its commercial portfolio
.Recent growth in the commercial portfolio has slowed as Colonial aims to capitalize on this growth and improve profitability
.Going forward, management intends to limit its non-residential portfolio to 275% of core capital

Multifamily1%
CRE33%
Commercial6%
Home Equity11%
1-4 Family45%
Other
Consumer1%
C & D3%
Dollars in thousands
$39,186$55,606$81,983$97,075$108,372$7,337$12,600$17,177$17,864$19,344$0$20,000$40,000$60,000$80,000$100,000$120,000$140,00012/31/0612/31/0712/31/0812/31/093/31/10CRECommerical

Asset Quality Trends
.Colonial’s credit quality profile improved significantly with a 55% decline in NPAs from 4Q09 to 1Q10, $5.3 million to $2.4 million, respectively
.Colonial has steadily increased loan loss reserves over the past several quarters, while maintaining low levels of net charge-offs
NPAs/Assets

Texas ratio defined as (NPAs + loans 90 days past due) / (tangible equity + loan loss reserve)
12/31/0612/31/0712/31/0812/31/093/31/10NCOs/Avg. Loans(0.01%)0.03%0.02%0.04%0.02%
Reserves / Loans0.69%0.57%0.69%0.80%0.91%
NPLs/ Loans0.12%0.48%0.62%1.63%0.73%
Texas Ratio0.61%2.88%4.72%10.97%4.84%
0.06%
0.25%
0.38%
0.93%
0.43%
0.00%
0.25%
0.50%
0.75%
1.00%
1.25%
12/31/0612/31/0712/31/0812/31/093/31/10

Securities Portfolio

Corporate Debt7%
Municipal Debt16%
Mutual Funds1%
Mortgage Backed
Securities58%
U.S. Government16%
SBA Pools2%
.Colonial maintains a high quality securities portfolio totaling approximately $200 million as of March 31, 2010
.Since 1Q 2009, Colonial took $1.1 million in OTTI charges on several securities, primarily corporate debt and mutual funds
•Management monitors the portfolio closely and performs impairment analysis quarterly
At March 31, 2010

Improving Deposit Base
$284,725
Total
Deposits
.Colonial has grown core deposits, reduced reliance on borrowings, and decreased its cost of funding
.Since 2005 non-time deposits have grown 20% on a CAGR basis

$337,254
$371,382
$457,231
$500,366
$504,027
Dollars in thousands
49%
56%59%
53%
41%37%
51%
44%41%
47%
59%63%
0%
20%
40%
60%
80%
100%
12/31/0512/31/0612/31/0712/31/0812/31/093/31/10Time Deposits Non-Time Deposits

Consistent NIM Improvement

.Management's focus on growing the commercial loan portfolio and the generation of core deposits has resulted in margin expansion for Colonial
2.47%
2.20%
2.50%
2.71%
3.25%
1.00%
1.50%
2.00%
2.50%
3.00%
3.50%
12/31/0612/31/0712/31/0812/31/093/31/10

Consistent Profitability

- While other financial institutions struggled, Colonial remained profitable throughout the economic downturn



Dollars in thousands
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
0.80%
0.70%
0.60%
0.50%
0.40%
0.30%
0.20%
0.10%
0.00%
0.26%
0.32%
0.22%
0.28%
0.33%
0.15%
0.24%
0.32%
0.66%
$304
$387
$284
$370
$443
$205
$330
$462
$947
2008 Q1
2008 Q2
2008 Q3
2008 Q4
2009 Q1
2009 Q2
2009 Q3
2009 Q4
2010 Q1
Net Income
ROAA

20

Track Record of Improving Shareholder Fundamentals


Tangible Book Value Per Share
$11.00
$10.00
$9.00
$8.00
$7.00
$6.00
$8.27
$8.77
$9.18
$10.25
$10.49
12/31/2006
12/31/2007
12/31/2008
12/31/2009
3/31/2010


Earnings Per Share
$0.50
$0.25
$0.00
$0.37
$0.29
$0.31
$0.34
$0.22
12/31/2006
12/31/2007
12/31/2008
12/31/2009
3/31/2010

21

Use of Proceeds
.Invest in securities
.Finance potential acquisitions
.Pay cash dividends to stockholders
.Repurchase shares of its common stock
.Fund new loans
.Expand its retail franchise
.Enhance existing products and services and support development of new products and services
.Reduce wholesale funding
.Invest in mortgage-backed securities, collateralized mortgage obligations, and debt securities issued by the U.S. Government, U.S. Government agencies, or U.S. Government sponsored enterprises
Possible Uses of Proceeds for Colonial Financial Services
Possible Uses of Proceeds for Colonial Bank, FSB

.At the midpoint of the offering range, Colonial will have a pro forma tangible equity to tangible assets ratio of 11.5%

Offering Summary

Offering Overview

As of or for the Year Ended December 31, 2009Dollars in thousands, except per share data Minimum Midpoint Maximum Shares Offered 2,295,000 2,700,000 3,105,000 Exchange Shares 1,878,444 2,209,934 2,541,424 Pro Forma Market Capitalization $41,734 $49,099 $56,464 Gross Proceeds of Stock Offering $22,950 $27,000 $31,050 Estimated Net Proceeds $20,812 $24,702 $28,591 Exchange Ratio 0.9399x 1.1058x 1.2716x Pro Forma Net Income $1,485 $1,497 $1,510 Pro Forma Net Income Per Share $0.36 $0.31 $0.27 Pro Forma Shareholders' Equity $64,503 $68,069 $71,634 Pro Forma Tangible Shareholders' Equity $64,503 $68,069 $71,634 Pro Forma Book Value Per Share $15.46 $13.86 $12.69 Pro Forma Tangible Book Value Per Share $15.46 $13.86 $12.69 Price/Pro Forma Net Income Per Share 27.78x 32.26x 37.04x Price/Pro Forma Book Value Per Share 64.68% 72.15% 78.80% Price/Pro Forma Tangible Book Value Per Share 64.68% 72.15% 78.80%

Valuation Summary
Appraisal peer group comprised of BFED, ESBK, ESSA, FSBI, HARL, NFSB, ROME, THRD, WFD, WVFC.
Financial data for peers as of 3/31/10.
Market data for peers as of 6/24/10.
Source: SNL Financial

.Colonial has demonstrated a strong asset quality profile and consistent profitability throughout the economic downturn
.Compared to the peer group prepared by RP Financial, Colonial’s valuation represents a discount of 21% at the midpoint of the offering range, on a tangible book value basis
Minimum Midpoint Maximum Appraisal Peer
Group Median Price / Book Value64.7%72.2%78.8%83.6%
Price / Tang. Book Value64.7%72.2%78.8%91.6%
Price / Earnings Multiple27.8x32.3x37.0x16.7xMarket Capitalization ($M)$41.7$49.1$56.5$56.3

Investment Merits

.Consistently profitable, long-time in-market operator in a stable market area
•Well positioned to improve profitability and capitalize on recent balance sheet growth
.Experienced management team with in-depth market experience
.Strong balance sheet
•Attractive asset quality profile
.Diversified loan portfolio
.Significant core deposit base
.Attractive valuation
•Discount to peers on a book and tangible book value basis